EXHIBIT 23.1





                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS





We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of World Heart Corporation, dated June 20, 2001, of our report dated February 9, 2001 relating to the consolidated financial statements of World Heart Corporation which appears in the Annual Report on Form 20-F for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 9, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 20-F.



/s/ PricewaterhouseCoopers LLP



Chartered Accountants
Ottawa, Canada
June 21, 2001